UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Wednesday, May 21, 2014, at 11:00 a.m. local time

Place	6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240

Agenda	•	Proposal 1: Election of two directors;

•	Proposal 2: To consider, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.

•	Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2014.

We will also transact any other business properly brought before the meeting.

Record Date	Only stockholders of record at the close of business on March 31, 2014 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these stockholders will be entitled to vote whether or not they have transferred any of their shares of our common stock since that date.

Voting Recommendations	The Company recommends that you vote:

•	“FOR” all of the director nominees

•	“FOR” the approval of the compensation to our named executive officers

•	“FOR” the appointment of PricewaterhouseCoopers

Proxy Voting	Your vote is important regardless of the number of shares of stock you own. Whether or not you plan to attend the annual meeting in person, please promptly vote by telephone, via the internet, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card.

April 22, 2014	By Order of the Board of Directors

David B. Liner Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting To Be Held On May 21, 2014.

This Proxy Statement and the Roper Industries, Inc. 2013 Annual Report

to Stockholders are available at: www.roperind.com

EXECUTIVE COMPENSATION	37
2013 Summary Compensation Table	37
2013 Grants of Plan-Based Awards	38
2013 Outstanding Equity Awards at Fiscal Year End	39
2013 Option Exercises and Stock Vested	40
2013 Non-Qualified Deferred Compensation	40
Potential Payments upon Termination or Change in Control	41
Summary of Termination Payments and Benefits	42

AUDIT COMMITTEE REPORT	44

INDEPENDENT PUBLIC ACCOUNTANTS FEES	45

PROPOSAL 1: ELECTION OF DIRECTORS	46

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	47

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014	48

INFORMATION REGARDING THE 2015 ANNUAL MEETING OF STOCKHOLDERS	49

OTHER MATTERS	50

PROXY STATEMENT SUMMARY

This summary highlights information about our Company and the upcoming 2014 Annual Meeting of Stockholders. This summary does not contain all of the information you should consider. You should read the complete Proxy Statement and our 2013 Annual Report on Form 10-K before voting.

2014 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: May 21, 2014 11:00 a.m. local time	Record Date: March 31, 2014	Place: Roper Industries, Inc. 6901 Professional Parkway East Suite 200 Sarasota, Florida 34240

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required
1:	Election of two directors	FOR EACH NOMINEE	Majority of votes cast
2:	Advisory vote to approve the compensation paid to our named executive officers	FOR	Majority of votes
3:	Ratification of the appointment of PricewaterhouseCoopers LLC as our independent registered accounting firm	FOR	Majority of votes

2014 DIRECTOR NOMINEES

At the 2013 Annual Meeting, our stockholders approved, upon our Board’s unanimous recommendation, to declassify our Board of Directors. The phasing-in of the declassification begins this year with the election for a one-year term of directors whose three-year term expires at this Annual Meeting.

The following individuals are the director nominees for a term expiring at the Annual Meeting in 2015.

				Committees
Name	Position	Director Since	Independent	Audit	Compensation	Nominating and Governance	Executive
Richard F. Wallman	Former CFO and SVP, Honeywell International Inc.	2007	X			Chair	X
Christopher Wright	Chairman, EMAlternatives LLC	1991	X	X		X

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. We believe that the following practices and policies contribute to our strong governance profile:

•	Our declassified Board phase-in begins with directors elected in 2014 to serve one-year terms;

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PROXY STATEMENT SUMMARY (CONTINUED)

•	7 of our 8 directors are independent;

•	A Lead Independent Director is appointed annually to serve a one-year term;

•	We require the resignation of an incumbent director who fails to obtain a majority of votes cast in an uncontested election;

•	All members of the Audit, Compensation, and Nominating and Governance Committees are independent; and

•	We have an anti-hedging policy.

BUSINESS HIGHLIGHTS

We achieved another year of record net sales and net earnings in 2013, and 2013 also marked the 8th time in the last 10 years that our Annual shareholder return was greater than 20%.

•	Net sales were $3.24 billion, up 8% from 2012;

•	Net earnings were $538 million, a 11% increase over 2012;

•	Gross margin rose to 58.1% and our EBITDA margin expanded to 31.9%;

•	Our free cash flow was $760 million;

•	Our cash and cash equivalents at year end were approximately $459 million;

•	Our annual shareholder return for 2013 was 24.9%, improving our compounded annual shareholder return over the past decade of 19.6%; and

•	We expanded our businesses with the acquisitions of Managed Health Care Associates, Inc., and Advanced Sensors, Ltd.

COMPENSATION HIGHLIGHTS

The creation of shareholder value is the foundation and driver of our executive compensation program. In 2013, 94% of our Chief Executive Officer’s compensation was subject to performance risk with 82% tied to long-term results and stock price. The compensation of our executive officers is closely aligned with the long-term interests of our investors.

Exemplary practices, including the following, are used in our executive compensation programs:

•	Most compensation is tied to performance and long-term shareholder value creation;

•	“Double trigger” for accelerated vesting of equity awards upon a change in control;

•	No excise tax gross-ups for change-in-control payments;

•	Substantial share ownership and retention guidelines for our executives officers and directors;

•	Clawback policy to recoup erroneously paid compensation;

•	Caps on annual bonuses to avoid encouraging a short-term focus;

•	Repricing of stock options is prohibited;

•	No defined pension benefit plan;

•	Compensation Committee retains an independent compensation consultant; and

•	Few perquisites and other benefits.

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ANNUAL MEETING AND VOTING INFORMATION

The Board of Directors of Roper Industries, Inc. (the “Company” or “we, “us” or “our” in this Proxy Statement) is soliciting the enclosed proxy for use at the 2014 Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about April 22, 2014.

We are concurrently mailing to stockholders a copy of our 2013 Annual Report, which includes our Form 10-K for the year ended December 31, 2013. Our Form 10-K and its exhibits are available on the internet at www.sec.gov. The Annual Report and Form 10-K are not part of these proxy soliciting materials.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Q:	When is the Annual Meeting?

A:	Date & Time:

Wednesday, May 21, 2014 at 11:00 A.M.

(and at any adjournments thereof)

Place:

Our corporate office located at:

        6901 Professional Parkway East,

        Suite 200,

        Sarasota, Florida 34240

Q:	What is the purpose of this meeting?

A:	This is the annual meeting of our stockholders. At this meeting, we will be voting on the following matters:

1.	The election of two directors, whose current term expires at this meeting;

2.	Approval of, on a non-binding advisory basis, the compensation of our named executive officers; and

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2014.

We will also transact any other business properly brought before the meeting.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A.	We are not aware of any matters to be acted upon at the Annual Meeting other than the proposals described in this Proxy Statement. The Board of Directors has named Brian D. Jellison and David B. Liner as proxy holders for this Annual Meeting. If you submit a properly executed proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or at any adjournment or postponement of the meeting. If for any reason a director nominee is not available as a candidate, the proxy holders may vote your shares for another candidate who may be nominated by the Board, or the Board may reduce its size.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the person named as proxy holder in accordance with the instruction given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

FOR each director nominee;

FOR the advisory approval of our executive compensation; and

FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered accounting firm.

Q:	Who may vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjourned meeting, and these stockholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s common stock since that date.

Q:	What is the record date?

A.	Our Board has established the close of business on March 31, 2014 as the record date to

Roper Industries, Inc. 2014 Proxy Statement	1

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

determine the stockholders of record entitled to receive a notice of, and to vote at, our Annual Meeting or any adjournment or postponement of the meeting. On the record date, there were 99,786,390 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock is entitled to one vote that may be voted on each matter to be acted upon at this Annual Meeting.

Q:	What is a stockholder of record?

A.	A stockholder of record or a registered stockholder is a stockholder whose ownership of Roper Industries, Inc. common stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company. If you are a stockholder of record, we are providing these materials directly to you.

If you hold your shares of common stock through a bank, broker, or other intermediary, you are considered the “beneficial owner” of those shares held in “street name,” and you are not a stockholder of record. The stockholder of record of the shares is your bank, broker, or other intermediary. If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker, or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

Q:	How can I submit my vote?

A:	There are four ways to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on May 20, 2014.

•	By Internet. Have your proxy card available and log on to www.proxyvote.com.

•	By Telephone. Have your proxy card available and call 800-690-6903 toll free (US only) from a touchtone telephone

•	By Mail. Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.
•	In Person. You may vote by ballot in person at the Annual Meeting. Bring your proxy card if you received one by mail, otherwise we will provide shareholders of record a ballot at the Annual Meeting.

If your shares are held by a bank, broker, or other intermediary, that institution will provide voting instructions with the proxy materials. Please follow the voting instructions that you receive from that institution. Additionally, if you plan to vote in person at the Annual Meeting and your shares are held by a bank, broker or other intermediary, you must obtain proof of stock ownership as of the record date and have a valid legal proxy from the institution that holds your shares.

Q:	What is a broker non-vote?

A:	If your shares are held in street name through a bank, broker or other intermediary, you must provide voting instructions to that institution. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions, the institution may vote in its discretion on routine proposals, but not on non-routine proposals, or leave the shares unvoted, which is called a “broker non-vote.”

The following proposals are not considered routine proposals, so banks, brokers and other intermediaries do not have discretionary authority to vote on these matters if they have not received voting instructions from you: (i) the election of directors, and (ii) the advisory vote on the approval of compensation to our named executive officers. The ratification of the appointment of the independent registered accounting firm is considered a routine proposal, so if you do not provide voting instructions, the institution holding your shares may either leave the shares unvoted or vote the shares in its discretion. If your shares are held through a bank, broker, or other intermediary, please follow the voting instructions that you receive from that institution. The institution will not be able to vote your shares on any of the proposals except the appointment of PricewaterhouseCoopers LLP unless you have provided voting instructions.

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ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Q:	How are broker non-votes and abstentions treated?

A:	Broker non-votes are not treated as votes cast for any of the matters on the agenda, so they will not have any effect on those proposals. Abstentions are treated as present and entitled to vote, so they will have the effect of a vote cast against the approval of the compensation of our named executive officers and against the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm. Abstentions are not treated as votes cast, so they will have no effect on the election of directors.

Q:	What constitutes a quorum?

A:	To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote as of the record date are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. If there is an insufficient number of shares represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

Q:	How many votes are needed for each proposal?

A:	Our By-laws provide that each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this proposal. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation to our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present in person or represented by proxy and entitled to vote are cast in favor of the proposal, then it will be deemed to be the approval of the stockholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company. Abstentions will have the effect of a vote against this proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

Q:	Is my proxy revocable?

A.	You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of the Secretary, Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. If you are not the stockholder of record, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting. See “What is a stockholder of record?” above.

Q:	What is “householding” and how does it affect me?

A.	The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy Proxy Statement delivery requirements for two or more stockholders sharing an address by delivering one set of proxy materials to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

Roper Industries, Inc. 2014 Proxy Statement	3

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Where multiple stockholders share the same address, only one copy of proxy material will be mailed to that address unless we have been notified by such stockholders of their desire to receive multiple copies of proxy materials. If you share an address with another stockholder and wish to receive a separate set of materials, you may instruct us to provide a separate Proxy Statement and Annual Report by calling 941-556-2601 or by writing to the attention of the Secretary, Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. If you share the same address with another stockholder and already receive multiple copies of the Proxy Statement and Annual Report but prefer to receive a single set of materials, you may contact us at the same address and phone number to request a single set of material.

Q:	How can I find the voting results of the Annual Meeting?

A.	The Board of Directors has designated an inspector of election who will tabulate the votes submitted by proxy and by ballot. Preliminary voting resulting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Q:	Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

A:	We are paying the expenses involved in preparing, assembling and mailing these proxy material and all costs of soliciting proxies. Our directors, executive officers and other employees may solicit proxies, without additional compensation, personally or by telephone, email or other means of communication. We have also engaged Georgeson Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $10,000 plus reasonable expenses. We will reimburse banks, brokers and other intermediaries, such as custodians, nominees and fiduciaries, that hold our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	What is your website for additional information?

A:	We maintain a website at www.roperind.com. The information on our website is not part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

4	Roper Industries, Inc. 2014 Proxy Statement

BOARD OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. Our Board of Directors has currently fixed the number of directors at eight. At the 2013 Annual Meeting, stockholders approved, upon our Board’s unanimous recommendation, to declassify the Board of Directors. The phasing-in of declassification commences this year with the election of those directors whose three-year term expires at this Annual Meeting. Directors elected at this meeting will serve for a one-year period.

The terms of office for Richard Wallman and Christopher Wright expire at this Annual Meeting. Upon recommendation of the Nominating and Governance Committee, our Board of Directors has nominated Messrs. Wallman and Wright to stand for re-election as directors for one-year terms expiring at the 2015 Annual Meeting of Stockholders or when their respective successors are elected and qualified.

If prior to the meeting a director nominee is unable to serve, which the Board of Directors does not anticipate, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board may choose to reduce its size.

Certain information about the director nominees and the directors whose terms are continuing is set forth below. This information includes the business experience, qualifications, attributes and skills that each individual brings to our Board.

Roper Industries, Inc. 2014 Proxy Statement	5

BOARD OF DIRECTORS (CONTINUED)

Nominees For Re-election

whose terms expire at the 2014 Annual Meeting

Richard F. Wallman Director since 2007 Independent Age: 63 Committees: Nominating and Governance (Chair) Executive

Professional Experience

Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, from March 1995 to July 2003. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Other Boards and Appointments

Mr. Wallman currently serves as a director of Convergys Corporation, Extended Stay America, Inc., Tornier N.V., and Charles River Laboratories International, Inc. and has formerly served as a director of Ariba, Inc., from 2002 to 2012, Dana Holding Corp. from 2010 to 2013, and both Hayes-Lemmerz International and Lear Corporation from 2003 to 2009.

Director Qualifications

Mr. Wallman’s extensive leadership and financial background brings to our Board a significant understanding of the financial issues and risks that affect the Company. Mr. Wallman also serves on the boards of other diverse publicly held companies, which gives him a multi-industry perspective and exposure to developments and issues that impact the management and operations of a global business.

Christopher Wright Director since 1991 Independent Age: 56 Committees: Audit Nominating and Governance

Professional Experience

Mr. Wright is the Chairman of EMAlternatives LLC, a Washington, DC based private equity asset management firm focused on emerging markets, and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G., and as Global Head of Private Equity at Standard Bank Group from 2006 to 2007.

6	Roper Industries, Inc. 2014 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Other Boards and Appointments

Mr. Wright currently serves as a director of Yatra Capital Ltd (EuroNext), and sits on the advisory boards of various investment funds. Mr. Wright is a Foundation Fellow of Corpus Christi College, Oxford.

Director Qualifications

Mr. Wright offers a global perspective to our Board gained from his extensive international, private equity and banking experience. He is able to provide a valuable historical perspective on the development of the Company. He also provides our Board with knowledge of current financial issues and risks affecting international business operations, especially in Europe and across emerging markets.

Incumbent Directors

whose terms expire at the 2015 Annual Meeting

Robert D. Johnson Director since 2005 Independent Age: 66 Committees: Compensation (Chair) Executive

Professional Experience

Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation, from August 2006 to December 2008. Mr. Johnson served as Chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace. Mr. Johnson has held management positions with AAR Corporation and GE Aircraft Engines.

Other Boards and Appointments

Mr. Johnson currently serves as the Chairman of the Board of Spirit AeroSystems, Inc. and Beechcraft Corp., and as a director of Spirit Airlines, Inc. He previously served as a director of Ariba, Inc. from 2005 to 2012.

Director Qualifications

Mr. Johnson brings valuable knowledge in marketing, sales and production from his diverse career experiences. His management leadership skills and his general business knowledge provide our Board with guidance in compensation and management issues.

Roper Industries, Inc. 2014 Proxy Statement	7

BOARD OF DIRECTORS (CONTINUED)

Robert E. Knowling, Jr. Director since 2008 Independent Age: 58 Committees: Compensation

Professional Experience

Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunication spend management solutions. Mr. Knowling has served as the CEO of the NYC Leadership Academy, and in various executive capacities with SimDesk Technologies, Inc. and Covad Communications Company.

Other Boards and Appointments

Mr. Knowling currently serves as a director of The Bartech Group and Heidrick & Struggles International. He previously served as a director of Aprimo, Inc. from 2008 to 2011 and as Lead Director of Ariba, Inc. from 2000 to 2012.

Director Qualifications

Mr. Knowling brings a unique perspective to our Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills, and insight with respect to technology matters. His experience as a director of several other public companies enables him to provide guidance on corporate governance and executive compensation issues.

Wilbur J. Prezzano Director since 1997 Independent Age: 73 Committees: Compensation Nominating and Governance

Professional Experience

Mr. Prezzano retired in January 1997 from Eastman Kodak Company, a supplier of imaging material and services, as its board Vice-Chairman and as Chairman and President of its greater China region businesses. During his 32-year career with Eastman Kodak Company, Mr. Prezzano served in various executive capacities and also served as a director from 1992 to 1997.

Other Boards and Appointments

Mr. Prezzano currently serves as the Lead Independent Director of Snyder’s-Lance, Inc., and as a director of TD Bank Financial Group and TD Ameritrade Holding Corporation, and formerly served as a director of EnPro Industries, Inc. and TD Banknorth, Inc. Mr. Prezzano recently served as a Board Trustee and Treasurer of Charleston Day School.

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BOARD OF DIRECTORS (CONTINUED)

Director Qualifications

Mr. Prezzano has a strong background in management and experience in other international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides our Board with a broad-based understanding important to the Company’s growth and operations.

Incumbent Directors

whose terms expire at the 2016 Annual Meeting

David W. Devonshire Director since 2002 Lead Independent Director for 2014 Age: 68 Committees: Audit (Chair) Executive

Professional Experience

Mr. Devonshire served as an Executive Vice President and Chief Financial Officer of Motorola, Inc., a telecommunications company, from April 2002 until his retirement in December 2007. Prior to Motorola, Mr. Devonshire served as Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial company, and as Senior Vice President and Chief Financial Officer of Owens Corning, an innovator of glass fiber technology.

Other Boards and Appointments

Mr. Devonshire currently serves as Lead Director of Meritor, Inc., as the Non-Executive Chairman of Career Education Corporation and on the Advisory Boards of CFO Magazine. He previously served as a director of Arbitron Inc. from 2007 to 2013 and on the Advisory Board of L.E.K. Consulting. Mr. Devonshire is the Principal Financial Advisor to Harrison Street Capital, a private investment company.

Director Qualifications

Mr. Devonshire’s strong background in finance and accounting and his substantial experience as chief financial officer of diverse companies provide our Board with in-depth financial expertise and insight in the analysis and evaluation of financial statements, financial reporting, internal controls and strategy. He also brings to our Board knowledge related to IT, Strategic Planning, and mergers and acquisitions.

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BOARD OF DIRECTORS (CONTINUED)

John F. Fort, III Director since 1995 Independent Age: 72 Committees: Audit Nominating and Governance

Professional Experience

Mr. Fort has been self-employed since 1993. Mr. Fort served as Chairman and Chief Executive Officer at Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Other Boards and Appointments

Mr. Fort served as a trustee of the Brown Foundation, a charitable organization primarily focused on advancing education and the arts in Texas, from 2000 to 2009.

Director Qualifications

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and in-depth knowledge of the Company gives our Board perspective on important issues, including business strategy and acquisitions.

Brian D. Jellison Chairman since 2003 President and Chief Executive Officer since 2001 Age: 68 Committees: Executive

Professional Experience

Mr. Jellison is our President and CEO. He previously served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company from January 1998 to July 2001. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a variety of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Other Boards and Appointments

Mr. Jellison served as a director of Champion Enterprises, Inc. from 1999 to 2009.

Director Qualifications

Mr. Jellison’s active involvement in Roper’s operations provides our Board with specific knowledge of the business and its challenges and prospects. As the Chairman of the Board, his deep understanding of the organization and its strategic focus has provided key leadership and guidance for the Company’s growth.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is committed to maintaining high standards of ethical business conduct and sound corporate governance principles and practices. Our Corporate Governance Guidelines reflect our Board of Directors’ commitment to monitoring the effectiveness of the Board and its Committees in exercising their responsibilities.

Business Code of Ethics and Standard of Conduct

Our Business Code of Ethics and Standards of Conduct (the “Code of Ethics”) addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, and our Code of Ethics also encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver as required by law.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent,” as defined by the listing standards of the NYSE. As required by the director independence standards, our Board reviewed and analyzed the independence of each director in March 2014 to determine whether any particular relationship or transaction involving any director, or any of that director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and family members and Roper or Roper’s management. As a result of this review, on March 12, 2014, our Board affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such committees.

Nominating Process

Our Board unanimously recommended the two directors standing for election at this Annual Meeting. The Nominating and Governance Committee, acting under its charter, determines the desired skills, ability, judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to:

•	high personal and professional ethics;

•	integrity and values;

•	knowledge of our business environment;

•	sound judgment and analytical ability;

•	skills and experience in the context of the needs of our Board;

•	breadth of business experience; and

•	whether the candidate meets the independence requirements of the NYSE.

Our Board’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors, and engaging a third party to assist in identifying potential nominees when a Board position becomes available. Our Board has no formal policy with respect to diversity, but considers racial and gender diversity when creating the pool of candidates from which it considers possible new board candidates.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of stockholder director nominees. Stockholder nominees submitted pursuant to the procedures set forth in the By-laws will be considered under the same criteria that are applied to other candidates. A stockholder of record who nominates a director candidate must provide a notice along with the additional information and materials required by our By-laws. See “Information Regarding the 2015 Annual Meeting of Stockholders” for additional information regarding nominating director candidates.

Review and Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. Although we have not adopted written procedures for reviewing related person transactions, we will review any relationship or transaction in which the Company and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. There were no related person transactions during 2013.

Roper Industries, Inc. 2014 Proxy Statement	11

CORPORATE GOVERNANCE (CONTINUED)

Stockholder Communications

Stockholders or other interested parties may send written communications to our Board of Directors or the non-management members of our Board in care of the Company to the address set forth below. This process is also set forth on our website at www.roperind.com. All communications will be kept confidential and promptly forwarded to the appropriate director. Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Our Corporate Governance Guidelines, Code of Ethics, Director Independence Standards, and By-Laws are available on our website at www.roperind.com. Requests for copies of these documents or of the full text of the By-Law provision regarding director candidate nominations and communications to our entire Board or non-management Board members should be addressed to:

Roper Industries, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Secretary

12	Roper Industries, Inc. 2014 Proxy Statement

BOARD COMMITTEES AND MEETINGS

Our Board of Directors met five times in 2013. Each director participated in at least 75 percent of all Board meetings and applicable Committee meetings held while such director was a member. The Board has not implemented a formal policy regarding director attendance at the Annual Meeting, but encourages all directors to attend in person. All but one of our continuing directors attended the 2013 Annual Meeting of Stockholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as our Chairman of the Board since 2003 and as its President and Chief Executive Officer since 2001. Mr. Jellison’s in-depth knowledge of our Company allows him to effectively identify strategic priorities, lead board discussions, and execute our Company’s strategy and business plans. Our Board believes Mr. Jellison’s combined role is in the best interest of the Company and promotes decisive leadership, clear accountability, and enhanced communication internally and externally.

In light of the combined roles, the non-management directors select a Lead Independent Director, whose primary responsibilities include initiating and chairing meetings of the independent directors, soliciting input from independent directors on issues and areas of focus, and providing feedback to the Chief Executive Officer. Pursuant to our Corporate Governance Guidelines, the Lead Independent Director responsibilities are assigned on a rotational basis with each term covering a twelve-month period. The non-management directors appointed David Devonshire to serve as the Lead Independent Director for 2014.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at the Company, which it generally carries out through Board committees. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board regularly apprised of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and monitors the Company’s risk management practices. It meets regularly with our independent auditors and the Vice President of our internal audit department who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own compensation consultant and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices with applicable requirements and evolving developments.

Board Committees

Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. The Audit, Compensation, and Nominating and Governance Committees operate under written charters, copies of which can be viewed on Roper’s website (www.roperind.com) or obtained upon request from the Secretary.

Set forth below are the current committee memberships.

Audit	Compensation	Nominating and Governance	Executive
David W. Devonshire (C)	Robert D. Johnson (C)	Richard F. Wallman (C)	Brian D. Jellison (C)
John F. Fort	Robert E. Knowling	John F. Fort	David W. Devonshire
Christopher Wright	Wilbur J. Prezzano	Wilbur J. Prezzano	Robert E. Johnson
		Christopher Wright	Richard F. Wallman

Roper Industries, Inc. 2014 Proxy Statement	13

BOARD COMMITTEES AND MEETINGS (CONTINUED)

Audit Committee: 9 Meetings Held in 2013

The Audit Committee assists our Board in its oversight of the quality and integrity of our financial statements, our structure for compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of our internal audit functions. In addition, the Audit Committee prepares the “Audit Committee Report” that is included in this Proxy Statement. The Board has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

Appoint, compensate, retain and oversee the registered public accounting firm engaged by us; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•

Review the appointment and replacement of our Vice President of the internal auditing department, who provides the Audit Committee with significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted by the independent auditors relating to our financial statements, policies, processes or determinations;

•

Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of our internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Prepare reports and disclosures required to be included in this Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Compensation Committee: 6 Meetings Held in 2013

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for our executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to our Chief Executive Officer’s compensation and based on that evaluation, determine and approve our Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for our executive officers;

•	Grant awards and otherwise make determinations under our equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

14	Roper Industries, Inc. 2014 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the Internal Revenue Code;

•	Periodically review and make recommendations to the Board concerning our equity and incentive compensation plans;

•	Review risks associated with compensation and assess potential material adverse effect;

•	Periodically review and determine the form and amounts of director compensation as delegated by the Board;

•	Review and discuss with management the Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in our annual Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Nominating and Governance Committee:

4 Meetings Held in 2013

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors, determining the size and composition of our Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of directors on a periodic basis and evaluating the overall effectiveness of our Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•	Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity (including gender and ethnicity as well as background and experience) as well as our Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by directors and/or stockholders;

•	Periodically review the size and responsibilities of our Board and its committees and recommend changes to our Board;

•	Annually review and recommend committee slates and additional committee members to our Board as needed;

•	Develop and recommend to our Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to our Board;

•	Annually review and approve our Chief Executive Officer’s management succession plan to ensure continuity of management;

•	Develop and recommend to our Board an annual self-evaluation process for our Board and its committees, and administer and oversee the evaluation process;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Executive Committee: No Meeting Held in 2013

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

Roper Industries, Inc. 2014 Proxy Statement	15

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by our Director Compensation Plan, which is a sub-plan of the Company’s 2006 Stock Incentive Plan. The Director Compensation Plan provides for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after our Annual Meeting of Stockholders. Unless the non-employee director has made a timely deferral election as provided in the Plan, each RSU represents the right to receive one share of our common stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of our common stock. RSUs do not have voting rights. One half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting. During 2013, each non-employee director received a grant of 4,000 RSUs on May 25, 2013.

Under our Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer
Annual Cash Retainer	$42,500
Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000
Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000
Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500
(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

We also reimburse our directors for reasonable travel expenses incurred in connection with attendance at board, committee and stockholder meetings and other Company business.

Mr. Jellison is an employee of the Company and did not receive any compensation for his service as a director. His compensation is set forth in the “Executive Compensation” section below.

16	Roper Industries, Inc. 2014 Proxy Statement

DIRECTOR COMPENSATION (CONTINUED)

The table below shows the compensation of our non-employee directors for 2013.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
David W. Devonshire	63,000	492,240	-	555,240
John F. Fort III	54,500	492,240	-	546,740
Robert D. Johnson	58,500	492,240	-	550,740
Robert E. Knowling, Jr	54,000	492,240	-	546,240
Wilbur J. Prezzano	55,500	492,240	-	547,740
Richard F. Wallman	58,500	492,240	-	550,740
Christopher Wright	58,000	492,240	-	550,240
(1)

The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2013, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 stock compensation.

(2)	As of December 31, 2013, each non-employee director had 2,000 unvested RSUs outstanding.

(3)	There were no stock option awards outstanding at December 31, 2013 for our non-employee directors.

Our stockholder ownership and retention guidelines for non-employee directors requires them to own 4,000 shares of our common stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under our Director Compensation Plan. All of our directors are in compliance with the ownership and retention guidelines. The ownership requirement equated to approximately 13 times the annual cash retainer for directors, based on our stock price at the end of 2013.

Roper Industries, Inc. 2014 Proxy Statement	17

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our current executive officers. The executive officers are elected by the Board of Directors and serve at its discretion.

Brian D. Jellison	Professional Experience
Chairman since 2003 President and CEO since 2001	Mr. Jellison’s professional experience is discussed under “Board of Directors” above.
Chairman since 2003 Age: 68
John Humphrey	Professional Experience
Executive Vice President since 2011 Chief Financial Officer since 2006 Vice President from 2006 to 2011 Age: 48	Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer for Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal.
David B. Liner	Professional Experience
Vice President since 2005 General Counsel since 2005 Secretary since 2005 Age: 58	Prior to joining Roper, Mr. Liner served four years in the corporate finance group of the law firm of Dykema Gossett, PLLC, heading up both the firm’s automotive industry and China teams, and four years as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Mr. Liner’s earlier career included 17 years as a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets.
Paul J. Soni	Professional Experience
Vice President since 2006 Controller since 2006 Age: 55	Prior to joining Roper, Mr. Soni served four years as Corporate Controller for Oxford Industries, Inc., a clothing company, and four years as Controller of the International Division of Savannah Foods & Industries, Inc., a producer, marketer, and distributor of food products, with responsibilities in the U.S. and Latin America. Mr. Soni’s earlier career included eight years with Price Waterhouse LLP, a professional services firm, in the U.S. and Europe, performing audit and transaction support services.

18	Roper Industries, Inc. 2014 Proxy Statement

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the SEC rules. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of common stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 31, 2014 by (i) each of our directors, (ii) each named executive officer in the “2013 Summary Compensation Table,” (iii) all of our directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper common stock. Except as noted below, the address of each person in the table is c/o Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class
T. Rowe Price Associates, Inc 100 East Pratt Street, Baltimore, Maryland 21202	13,339,593	(3)	13.4%
The Vanguard Group, Inc 100 Vanguard Blvd., Malvern, Pennsylvania 19355	7,401,627	(4)	7.5%
Blackrock, Inc. 40 East 52nd Street, New York, New York 10022	6,398,592	(5)	6.5%
Franklin Resources, Inc. 82 Devonshire Street, Boston, Massachusetts 02109	5,210,025	(6)	5.2%
David W. Devonshire	14,000		*	*
John F. Fort III	32,900	(7)	*	*
Brian D. Jellison	1,691,884		1.7%
Robert D. Johnson	8,500		*	*
Robert E. Knowling, Jr.	6,038		*	*
Wilbur J. Prezzano	20,000		*	*
Richard F. Wallman	31,965		*	*
Christopher Wright	88,884		*	*
John Humphrey	305,336		*	*
David B. Liner	128,087		*	*
Paul J. Soni	121,247	(8)	*	*
All directors and current executive officers as a group (11 individuals)	2,448,843		2.4%
**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2013 upon exercise of stock options issued under Company plans as follows: Mr. Jellison (548,084), Mr. Humphrey (190,000), Mr. Liner (72,000), Mr. Soni (72,000) and all 11 directors and executive officers as a group (882,084). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (350,000), Mr. Humphrey (70,000), Mr. Liner (12,000) and Mr. Soni (12,000). Also includes 2,000 shares that will be acquired on May 20, 2014 upon the vesting of unvested restricted stock units for each of our directors: Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright. The total for all executive officers and directors as a group is 458,000.

(3)

Based on information as of December 31, 2013 provided in a Schedule 13G filed with the SEC on February 13, 2014, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of such securities, with sole voting power over 3,636,869 shares and sole dispositive power over all of the shares.

Roper Industries, Inc. 2014 Proxy Statement	19

BENEFICIAL OWNERSHIP (CONTINUED)

(4)

Based on a Schedule 13G filed with the SEC on February 12, 2014, as of December 31, 2013 The Vanguard Group, Inc. beneficially owned 7,401,627 shares of Roper common stock, with sole voting power over 162,168 shares, sole dispositive power over 7,249,959 shares and shared dispositive power over 151,668 shares. Certain of these shares are beneficially owned by subsidiaries that serve as investment manager of collective trust accounts or as investment manager of investment offerings.

(5)

Based on information reported on Schedule 13G filed with the SEC on January 30, 2014, as of December 31, 2013, BlackRock, Inc. (and certain subsidiaries as a group) beneficially owned 6,398,592 shares of Roper common stock with the sole voting power over 5,269,349 and sole dispositive power over all of the shares.

(6)

Based on information reported on Schedule 13G filed with the SEC on February 12, 2014, as of December 31, 2013, Franklin Resources, Inc. (“FRI”) and its principal shareholders, Charles B. Johnson and Rupert H. Johnson, may be deemed to be beneficial owners of such securities with sole dispositive and voting power over all of these shares. The shares reported are beneficially owned by investment management subsidiaries of FRI, as follows: (i) 4,428,349 shares by Franklin Advisory Services, LLC.; (ii) 780,400 shares by Franklin Advisers, Inc.; (iii) 976 shares by Fiduciary Trust Company International; and (iv) 300 shares by Franklin Templeton Portfolio Advisors, Inc.

(7)	Includes 500 shares held by a trust of which Mr. Fort is a trustee.

(8)	Includes 2,889 shares held by Mr. Soni in a 401(k) plan and 953 shares held by his spouse in a 401(k) plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file.

We believe that during 2013 all of our directors and executive officers complied with all Section 16(a) filing requirements, with the exception of one late Form 4 due to an administrative oversight in the reporting of a purchase by Mr. Wallman. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

20	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer and other executive officers (who are included in the 2013 Summary Compensation Table and referred to in this CD&A as “executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement.

Our CD&A is organized as follows:

•

Creating Stockholder Value. 2013 was another year of record financial performance and continuing growth and diversification that reflects our disciplined approach to creating sustainable and growing stockholder value.

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our differentiated business model and the competitive pressures for executive talent. We structured our executive compensation program to reflect our compensation philosophy and related operating principles.

•	Elements of Compensation. We have a stream-lined program that emphasizes elements that tie executive compensation to performance and long-term value for investors.

•	Compensation Process. We regularly review our compensation programs to assure they meet our compensation objectives.

•	Analysis of 2013 Compensation. The compensation for our executive officers in 2013 reflected our compensation objectives and was tied to performance.

•	Additional Information. Information regarding other aspects of our compensation program for our executive officers is also presented.

CREATING STOCKHOLDER VALUE

Roper is a diversified technology company. Our goal is to create superior long-term value for our investors through a strategy of building high-performance businesses united by common metrics and governance systems. Successfully executing our strategy and driving sustained value creation requires:

•	operational excellence and reinvestment in our existing businesses to generate attractive cash returns, and

•	deployment of the cash generated from operations primarily by making acquisitions that can be successfully integrated into our portfolio of companies or create a platform for future growth and diversification.

To achieve these objectives, we take a minimalist approach to corporate structure to foster an entrepreneurial organization. By doing so, we maintain the agility associated with smaller companies while realizing the scale benefits of larger organizations. Among other challenges, our business model requires leaders with operational and portfolio expertise capable of taking on high levels of personal responsibility without the infrastructure support typically provided in companies of similar size. We consistently focus on high-margin businesses, differentiated technology, and nimble execution in an effort to deliver exceptional results.

Roper’s Evolution and Transformation

In 2001 when Brian Jellison, our Chief Executive Officer, joined the Company as President and Chief Executive Officer, Roper was in the S&P Small Cap 600 with approximately $100 million in annual operating cash flow. From 2003-2008, Roper grew rapidly, generating $1.6 billion in operating cash flow while investing $2.6 billion in acquisitions and being added to the S&P Mid Cap 400. Building on its diverse end-markets and broad customer base, from 2009-2013 Roper’s growth accelerated, generating $2.9 billion in operating cash flow and investing $3.7 billion in acquisitions while being added to the S&P 500.

Over the past decade, Roper’s business portfolio has undergone an almost complete transformation as we continue to expand into software and software-as-a-service-based information networks while adding to our medical and technology businesses. Of the $3.6 billion in total capital deployed since November 2009, almost all was used to acquire medical and software technology businesses. This has created a further challenge in attracting and retaining talented leaders who can effectively build investor value in broad end markets and niche businesses. It also profoundly affects the relevance of external data points for benchmarking compensation as we compete with private equity and technology companies for talented leaders.

Outstanding Business Results for 2013

Performance for 2013 was outstanding across the enterprise and throughout the year with record levels of revenue, income, and cash flow:

•	revenue increased 8% over 2012 to $3.24 billion

Roper Industries, Inc. 2014 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	gross margin increased to 58.1%, while operating margin increased to 26.0%

•	operating cash flow was $803 million for 2013, an increase of 18% over 2012

We continued our diversification into software and technology businesses during 2013 by investing $1.0 billion to acquire Managed Health Care Associates, Inc (MHA). The leading services and technology company to the expanding alternate site health care market, MHA offers a growing portfolio of services and solutions to support the diverse and complex needs of those caring for patients outside of the hospital—such as in nursing homes, home infusion, and complex rehab facilities.

Also in 2013, we successfully issued $800 million of senior notes and ended the year with a strong balance sheet, including over $1.6 billion in cash and available liquidity.

Superior Returns to Investors

Roper is proud of its history of providing sustained superior returns to investors. Over the last five years, Roper’s market capitalization has increased by over $9 billion; over the last decade, market capitalization has increased by $12 billion. Over the last five years Roper’s cumulative total stockholder return (“TSR”) has almost doubled that of the S&P 500 and over the last decade Roper’s TSR was 497% versus 104% for the S&P 500.

22	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

OBJECTIVES OF OUR COMPENSATION PROGRAM

Our compensation program for executives is based on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we:

•	tie compensation to performance;

•	emphasize equity compensation to align executives’ financial interests with those of stockholders;

•

maintain compensation and reward levels that are competitive with both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a diversified growth company;

•	simplify compensation design to facilitate ease of administration and communication;

•	maintain flexibility to adjust to changing business needs in a fast-paced business environment;

•	solicit and consider the views of our investors; and
•	adhere to the highest legal, governance, and ethical standards.

The Compensation Committee oversees our executive compensation programs to appropriately compensate executives, to motivate executives to achieve our business objectives, and to align our executive’s interests with long-term interests of our stockholders. The Compensation Committee also reviews and discusses with management the potential for risks associated with the compensation policies and practices to ensure that our practices are aligned with sound risk management.

Positive Compensation Practices

Consistent with investor interests and market “best practices,” positive features of our executive compensation program include the following:

•	Pay-for-performance. A substantial portion of total compensation for executives is tied to performance.

Roper Industries, Inc. 2014 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

Performance vesting requirement for stock awards. In addition to continued service with the Company, performance vesting requirements apply to all restricted stock awards that must be met for executives to receive the shares.

•	Incentive caps. Annual cash bonuses for executives are capped to avoid encouraging a short-term focus. Performance-based restricted stock awards are also limited to only 100% of the target amount.

•	Limited perquisites and other benefits for executives. Our focus is on pay for performance, not on pensions, entitlements, or perquisites.

•	No repricing of underwater stock options. The repricing or exchange of underwater stock options is expressly prohibited under the stock incentive plans submitted to and approved by stockholders.

•

No defined-benefit pension plan. Our executives may participate in our 401(k) Plan on the same terms as other eligible employees and they may also defer cash compensation (and receive tax-deferred returns on those amounts) under our Non-Qualified Retirement Plan.

•

“Double trigger” equity vesting upon change-in-control. Under our equity incentive plan upon a change-in-control, the vesting of equity awards for all participants, including executives, may be accelerated only if the awards are not assumed by the acquiring company or if they are assumed and the participant’s employment is terminated under certain circumstances.

•	Limited severance compensation to executives.

•	“Clawback” policy in place. A policy providing for recoupment of erroneously paid compensation was implemented to mitigate risk.

•	No excise tax gross-ups. We do not provide gross-ups for potential excise taxes related to a change-in-control.

•

Robust share ownership and retention guidelines. Our executive officers and non-employee directors are required to hold a substantial amount of Roper stock. At 12/31/13, our CEO was required to hold an amount that equated to 11x salary with other executive officers required to hold amounts that approximated 5x salary; non-employee directors were required to hold stock that equaled 13x the annual cash retainer. In addition, all shares received from equity awards (net of taxes) must be retained until the stock ownership guideline is met.

•	Anti-hedging policy. We have a policy that prohibits the hedging of Roper stock to assure that our executive’s interests are aligned with those of our stockholders.

24	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Consideration of 2013 Say-on-Pay Vote

The views of our investors are an important consideration in structuring our program. The Committee reviews input from stockholders as directly obtained by management from on-going stockholders communications as well as from the results of the annual Say-on-Pay vote. At the 2013 annual meeting, the Company’s executive compensation program was approved by 78% of the votes cast on Say-on-Pay, lower than the 99% and 96% “FOR” support received the prior two years. The Compensation Committee believes the decrease in the percentage of votes cast in favor of the executive compensation was the result of a negative say-on-pay voting recommendation issued by a proxy advisory firm. The Company did not agree with the recommendation by that firm for many reasons but particularly because it was based on a peer group that included companies with revenues similar to Roper but which otherwise were not comparable to Roper. Almost all the peers selected by the proxy advisor were capital-intensive industrial companies which are not reflective of Roper’s expansion into healthcare, software, and technology. In addition, the proxy advisor’s peers were much smaller than Roper as Roper’s market value was more than twice that of the proxy advisor median, as shown below. As such, it is to be expected that compensation for Roper’s executives would be more than that of smaller, industrially focused companies.

Over the last year, a detailed presentation on Roper’s sustained performance, business transformation, and peer selection process was provided to the leading proxy advisory firms. Through direct conversations with stockholders, we have gained further insight into investor views on our executive compensation program. In addition, a change in our Global Industry Classification System (GICS) assignment has been requested with Standard & Poor’s as it can be one factor leading to inappropriate peer selection. Further, we have reviewed our pay and performance against our self-selected peer group under the pay-for-performance analyses of the leading proxy advisors using the most recent information available and none of the quantitative results raise concerns under the respective policies.

Roper Industries, Inc. 2014 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Recent Changes to Our Program

We regularly review our compensation program to ensure it supports our business needs and also reflects investors’ views. As a result, several key changes were made to our program:

•	Enhanced performance requirements apply to all restricted stock awards that must be met before the shares may vest.

•	A “clawback” policy designed to recoup potential erroneous compensation payments has been adopted.

•

The “peer group” of publicly traded companies used for benchmarking compensation has been substantially changed to reflect our expansion into medical, software, and technology. We also requested a change in our Global Industry Classification System (GICS) from Standards & Poor’s to appropriately reflect Roper’s business mix.

ELEMENTS OF COMPENSATION

Our executive compensation program consists of several elements, each with an objective that fits into our overall compensation program. Although there is no specific formula for allocating among the components, we emphasize the link between performance and compensation and consider our equity-based components to be a significant vehicle for achieving that objective. While long-term stock incentives are a major component of executive compensation, other elements are used to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the key element of the total compensation program for our executive officers, and receives the heaviest weighting of all elements. It is a key element in driving the creation of long-term value for investors, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	tie pay to performance by linking compensation to stockholder value creation and achievement of pre-determined and objective performance criteria;
•	align executives’ interests with those of stockholders;

•	attract executives, particularly those interested in building long-term value for stockholders, as equity compensation is the key element of competitive pay packages for executives; and

•	retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Our long-term stock incentives consist of two types of equity awards. Because the value an executive officer may ultimately receive depends on the value of our stock, these awards align our executive officers’ interests with those of our stockholders.

•

Stock Options—The exercise price of stock options is set at the market closing price of our stock on the date of grant, with options vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years to realize any potential gains.

•

Performance-Based Restricted Stock—As with stock options, restricted shares generally vest in installments over three years. In addition to continued service, the vesting of restricted shares is contingent on the Company attaining specific, pre-determined and objective performance goals, as certified by the Committee. Dividends have been paid on restricted shares during the vesting period to align executives with total returns to investors, although this practice is subject to review. Performance-based restricted stock is intended to encourage the retention of executives, provide a continuing incentive to increase stockholder value, and further align executives’ interests with investors.

26	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

To strengthen the alignment with stockholders, the size of awards has been generally expressed as a constant number of shares, which fluctuates in value from year to year with changes in the stock price. We believe this approach provides additional incentive for increasing the value of our shares, exposes the executive to the risks of share ownership, and reinforces the linkage between stockholder returns and executive pay. The constancy of share-denominated awards also allows our executives to truly focus on long-term results which we believe is a key factor driving our sustained, superior returns for investors. Consistent with the “constant share” approach to equity award denomination, changes in total compensation for our executive officers closely align with our total stockholder return. The total compensation of our Chief Executive Officer, for example, has increased by 43% from 2011 to 2013 compared to a cumulative return to stockholders of 61% over the same period, as shown below.

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in determining salaries. Base salaries assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. For our more senior executives, particularly our Chief Executive Officer, fixed base salary represents a smaller percentage of the aggregate potential compensation (consisting of base salary, cash bonus and equity incentives), since we link a greater percentage of their potential compensation to performance and value creation.

Annual Incentive Bonus

Annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established financial objectives for the year. These targets are discussed below in the section captioned “Analysis of 2013 Compensation—Annual Incentive Bonus.” Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. Bonuses are capped to avoid encouraging an excessive short-term focus at the expense of long-term soundness.

Roper Industries, Inc. 2014 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Retirement Benefits

We do not have a traditional defined benefit pension program. Our executives are eligible to participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code. To provide financial planning flexibility, we maintain a Non-Qualified Deferred Compensation Plan, pursuant to which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan is intended to provide deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—2013 Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits, and our executive officers participate in our other employee benefit programs on the same terms as other employees. We have, however, established a Medical Reimbursement Plan that covers certain medical and dental expenses of our executive officers, and we provide an automobile allowance and club memberships when they have a business purpose. All of the executive officers currently participate in these programs, and they are also eligible for reimbursement for financial planning expenses.

Severance Arrangements and Change-in-Control Provisions

To assist in the recruitment of executives, we entered into severance and change-in-control arrangements with Messrs. Jellison, Humphrey and Liner when they joined the Company. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change-in-control. Any amounts or benefits payable under these arrangements would be either exempt from or compliant with the requirements of Section 409A of the Code. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

Under our 2006 Incentive Plan, vesting of awards granted to all participants will not be accelerated for outstanding awards upon a “change-in-control” (as defined in the 2006 Incentive Plan) unless the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that the double trigger provides adequate employment protection and reduces potential costs associated with the agreements to an acquirer of the Company.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. We do not provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply.

28	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Mix of Total Compensation

We emphasize long-term incentives that are tied to stock price over cash and other forms of compensation, although we do not use any formula or specific weightings for allocating the various compensation elements within our total compensation program. The annual performance-based cash bonus opportunity for our executive officers further emphasizes pay for performance. As shown below, 94% of total direct compensation for our CEO in 2013 was tied to performance with 82% in the form of equity compensation. For our other executive officers, 84% of total compensation was tied to performance, on average.

2013 Total Direct Compensation Mix

COMPENSATION PROCESS

The Compensation Committee oversees our compensation programs. It reviews each element of compensation for each of our executive officers at least annually and makes the final determination regarding any adjustments to compensation structure and levels after considering a number of factors. The Compensation Committee takes into account the scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels. During the annual review process, the Compensation Committee considers our financial results against prior periods and the structure of our compensation programs relative to sound risk management. The Committee also reviews the results of the advisory stockholder vote on the compensation of our executive officers.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. For 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. The Consultant is independent, reports directly to the Chair of the Compensation Committee and has never performed other work for the Company. The Committee determined that its engagement of the Consultant did not raise any conflicts of interest. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

executive officers is analyzed or approved. The Consultant assists in gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. In addition, the Consultant provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Chief Executive Officer

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our executive officers, our Chief Executive Officer participates in the process because of his close day-to-day association with the other executive officers and his knowledge of the Company’s diverse business operations. Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself. Although the Compensation Committee values the input of our Chief Executive Officer, he does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Market Benchmarking

Benchmarking pay levels for Roper’s executive officers is challenging given our portfolio transformation, high market valuation relative to revenues, and differentiated business model. We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation, consistent with good governance practices, that allows us to attract and retain executives capable of effectively leading a diversified technology company. We operate in an intensely competitive business environment. Given our diverse portfolio of businesses and end-markets, we compete with a wide array of organizations for customers, potential acquisitions, and senior leadership capable of executing our business strategies and successfully deploying capital. The continuing transformation of our portfolio of businesses creates additional challenges in ensuring we are able to effectively compete for talent.

The evolution and complexity of our business complicates the peer selection process and can result in inappropriate and irrelevant groups comprised of much smaller companies, reflective of where Roper has been instead of where it is today in terms of business focus and mix.

Market pay levels are only one factor the Compensation Committee considers in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to our Company. To provide an external frame of reference on range and reasonableness, we obtain information on market pay levels from various sources, including published compensation surveys and publicly available information for selected benchmark companies as well as for other publicly traded companies. Given the capital deployment responsibilities of executives at the enterprise level and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity companies that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities. We do not allow our executives to co-invest in Company investments, nor do they benefit from carried-interest tax treatment.

The companies included in the benchmarking group are jointly selected by our Consultant and management and approved by the Compensation Committee. The group is reviewed at least annually in light of our development and growth. Roper has been positioned in the middle of the group in terms of size, and historically has been in the upper quartile of the benchmark companies based on performance. Size comparisons have been based on enterprise value, market capitalization, and market valuation compared to revenues. Using only revenues in measuring size understates Roper’s overall value and is a poor indicator of Roper’s relative value. Roper’s market capitalization is more than 4x its annual revenues. The revenues of the peer companies selected by the proxy advisors in 2013 were about equal to Roper but had a median market valuation of approximately 1.7x revenue. To be compared to companies of similar revenue size but with less than half the market valuation relative to revenues can be confusing and misleading.

30	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Changes were made to the benchmark group for 2013 to reflect our continued strong growth and sustained value creation, our expansion into medical, software, and technology driven businesses, and high market valuation relative to revenues and gross investment. In light of our changing business mix, we also requested a change in our GICS assignment which does not reflect our current business and can lead to inappropriate peer selection for purposes of benchmarking performance or compensation. The benchmark peer companies are listed below along with various size indicators. Danaher, the largest company and the only industrial conglomerate in the group, is included as many of our investors have told us they see Danaher as our closest peer.

Company	Ticker	Enterprise Value(1) ($ millions)	Market Capitalization(1) ($ millions)	Revenue(2) ($ millions)	Net Income (2) ($millions)	Type of Company
Danaher Corp	DHR	$55,396	$53,824	$19,118	$2,695	Industrial Conglomerate
Boston Scientific	BSX	$19,727	$16,049	$7,143	$(121)	Health Care Equipment
CareFusion Corp	CFN	$8,094	$8,416	$3,556	$368	Health Care Equipment
Quest Diagnostics	DGX	$11,051	$7,786	$7,146	$849	Health Care Services
Laboratory Corp	LH	$10,496	$7,986	$5,808	$574	Health Care Services
Agilent Technologies	A	$19,003	$18,976	$6,782	$724	Life Sciences Tools & Services
PerkinElmer	PKI	$5,438	$4,634	$2,166	$167	Life Sciences Tools & Services
American Capital	ACAS	$4,587	$4,418	$487	$184	Private Equity / Asset Management
salesforce.com	CRM	$35,034	$33,280	$3,760	$(136)	Software—Application
Adobe Systems Inc	ADBE	$28,273	$29,933	$4,055	$290	Software—Application
Intuit	INTU	$21,127	$21,744	$4,231	$866	Software—Application
Citrix Systems	CTXS	$11,095	$11,790	$2,918	$340	Software—Application
Autodesk	ADSK	$10,038	$11,352	$2,294	$249	Software—Application
Nuance Communications	NUAN	$6,325	$4,817	$1,863	$(149)	Software—Application
Solera Holdings	SLH	$5,610	$4,872	$890	$3	Software—Application
Median		$11,051	$11,352	$3,760	$290
Roper	ROP	$15,918	$13,772	$3,238	$538	Diversified Technology

Source:	Standard & Poor’s Compustat

(1)	As of 12/31/13
(2)	Last four quarters available as of 12/31/13

Roper Industries, Inc. 2014 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

A summary business description for each peer is provided below to demonstrate the breadth and complexity of our businesses.

Company	Business Description
Danaher	Industrial conglomerate that designs, manufactures, and markets professional, medical, industrial, and commercial products and services worldwide
Boston Scientific	Health care equipment company that develops, manufactures, and markets medical devices used in various interventional medical specialties worldwide
CareFusion	Medical technology company that provides various healthcare products and services
Quest Diagnostics	Provider of diagnostic testing, information and services, offering insights and interpretive consultation that enable patients and physicians to make healthcare decisions
Laboratory Corp.	Testing services company used by the medical profession in routine and specialized testing, patient diagnosis, and in the monitoring and treatment of disease
Agilent Technologies	Life sciences company that provides bio-analytical and electronic measurement solutions and services to the life sciences, chemical analysis, diagnostics and genomics, communications, and electronics industries worldwide
PerkinElmer	Provider of products, services and solutions to the diagnostics, research, environmental, industrial and laboratory services markets, addressing issues related to the health and safety of people and their environment
American Capital	Equity firm and global asset manager that invests in private equity, private debt, technology investments, special situation investments, and alternative asset funds
salesforce.com	Application software company that provides enterprise cloud computing (internet-based computing) and enterprise solutions (customer and collaboration relationship management (CRM)) including professional services to facilitate the adoption of its solutions
Adobe Systems	Diversified software company offering software and services used by professionals, marketers, knowledge workers, application developers, enterprises and consumers for creating, managing, delivering, measuring and engaging with content across multiple operating systems, devices and media
Intuit	Software company that provides business and financial management solutions for small businesses, consumers, and accounting professionals
Citrix Systems	Business software and service company that designs, develops and markets technology solutions that enable information technology (IT) services
Autodesk	Design software and services company offering business solutions, through technology products and services, to global customers in the architecture, engineering and construction; manufacturing, and digital media and entertainment industries
Nuance Communications	Global provider to businesses and consumers of voice and language solutions used in healthcare, mobile, consumer, enterprise customer service, and imaging markets
Solera Holdings	Global provider of software, products and services to the automobile insurance claims processing industry, including products and services for used vehicle validation, electronic titling, property claims management, fraud detection, etc.
Roper	Global provider of customer solutions through application software, SaaS, healthcare technology, healthcare equipment, energy systems, electronic instruments, and other asset-light niche technologies

32	Roper Industries, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

For each benchmark company, the Compensation Committee reviews information regarding the total compensation levels for their named executive officers, specifically noting base salary, annual bonus, long-term equity incentives and other compensation, including retirement benefits and perquisites. In addition, for each company we compile information on dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices and other related items. This information is summarized and reviewed with the Compensation Committee.

CEO Compensation Relative to Other Executives

In addition to market pay information, the Compensation Committee considers our executive officers’ scope of responsibilities, nature of duties, and experience to ensure compensation levels are reasonable and equitable from an internal perspective. A fundamental principle underlying the structure of our compensation program is that the relative proportion of incentive and equity compensation as a percentage of total compensation should increase commensurately with responsibility level. The role of our CEO has, by definition, the highest level of responsibility and requires the broadest complement of skills. In addition to fundamental functional skills, CEO operational acuity is essential for effective management across all our businesses and segments, particularly since we do not have a Chief Operating Officer. Our CEO must also be skilled at asset allocation and investments to ensure the cash generated by operations is effectively deployed. We believe our strong performance and growth under the leadership of our CEO, coupled with his broad range of experience, are highly desired in the marketplace and make him very valuable to other potential employers. From an internal perspective the CEO is more seasoned and experienced than our other executive officers, and also serves as our President and Chairman of the Board. Further, our CEO has been instrumental in building the sustainable high-performance and entrepreneurial culture at Roper which has created superior returns for investors for more than a decade. In light of these considerations, the Compensation Committee has set the compensation for our CEO at a level the Compensation Committee believes is appropriate and equitable relative to compensation for our other executive officers.

ANALYSIS OF 2013 COMPENSATION

Consistent with our philosophy of linking compensation to performance, compensation for our executive officers in 2013 was linked to our business results (see “Outstanding Business Results for 2013” above for a summary of 2013 results). This section discusses the compensation actions that were taken in 2013 for our executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In January 2013 the Compensation Committee approved the following increases effective at the start of the year: Mr. Jellison (4.3%), Mr. Humphrey (3.4%), Mr. Liner (2.3%) and Mr. Soni (3.9%). The increases reflect the evaluation of the Compensation Committee and Mr. Jellison (except in regard to himself) of the responsibilities and performance of each executive officer.

Annual Incentive Bonus

Annual incentive bonus opportunities for our executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for stockholders are also considered when deemed appropriate by the Compensation Committee. Under our program, each executive officer is assigned an incentive opportunity expressed as a percentage of base salary. The percentages of base salary for 2013 were 225% for our Chief Executive Officer, 150% for our Chief Financial Officer, 100% for our General Counsel and 80% for our Controller. The percentages are consistent with our philosophy that the “at-risk” portion of total compensation should increase with position level and reflect market practice. Our annual incentive bonuses are capped at the foregoing respective percentages for our executive officers in the interest of risk mitigation and avoidance of a short-term focus to decision-making.

For determining the 2013 annual incentive bonus amount, the Compensation Committee retained the approach used in the prior years. 2013 adjusted net earnings were required to reach at least $494 million (2012 adjusted net earnings) for any bonus to be earned. At $494 million of adjusted net earnings, 35% of the full bonus opportunity would be earned. If adjusted net earnings increased by 15% to $568 million, then 100% of the full bonus amount would be earned. To the extent adjusted net earnings were

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

between $494 million and $568 million, the percentage of the bonus opportunity earned would be determined through straight-line interpolation, as shown in the chart below. For 2013 the adjusted net earnings for the Company were $562 million, an increase of 13.8%; accordingly, the Compensation Committee approved payment of 94.5% of the bonus opportunity. The performance bonuses to our executive officers for 2013 are shown in the 2013 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation.”

Adjusted net earnings is net earnings increased or reduced to eliminate the effects of extraordinary items, accounting and tax law changes, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in management’s discussion and analysis in the Company’s 10-K for that year).

Long-Term Stock Incentives

In 2013, we awarded performance-based restricted stock to our Chief Executive Officer and we awarded stock options and performance-based restricted shares to our other executive officers. Consistent with our constant-share approach, the number of shares awarded in 2013 to our CEO and other executive offices was the same as each received in the prior year. The change in the value of their restricted stock awards for 2013 compared to 2012 as reported in the Stock Awards column of the Summary Compensation Table exactly equals the increase in the stock price from the prior year at the time of the awards and thus reflects increased stockholder value. (The change in reported stock option values varies slightly due to inputs to the option valuation formula as required under accounting rules.) These awards are shown in the 2013 Grants of Plan-Based Awards Table below. For the 2013 restricted stock awards to vest, a minimum of $575 million in adjusted EBITDA (as defined above for adjusted net earnings with the exclusion of interest, taxes, depreciation, and amortization) must be achieved over each applicable four-quarter period, as certified by the Committee. Adjusted EBITDA related to the initial portion of the 2013 award was $1,035 million and was certified by the Committee.

Substantially enhanced performance requirements were applied to the 2014 performance-based restricted stock awards. For 50% of the award to vest, adjusted EBITDA of $863 million must be achieved. For context, this level of performance as measured against 2013 revenue, represents an EBITDA margin of more than 26%. To receive the full amount of the remaining half of the award, operating cash flow must be at least 20% of revenue.

ADDITIONAL INFORMATION ABOUT OUR PROGRAM

Other arrangements and considerations that are important to a stockholder’s understanding of our overall executive compensation program are described below.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Share Ownership and Retention Guidelines

We believe our executives should have a significant equity interest in the Company. To promote equity ownership and further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, as shown below. All our executive officers hold shares substantially above these guidelines.

Position	Guideline Number of Shares	Market Value at Year-End Close*	Salary	Guideline Multiple of Salary
CEO	100,000	$13,868,000	$1,200,000	11.6x
Average Other Executive Officers	18,333	$2,542,000	$530,000	4.8x
*	Based on closing market price of our Common Stock on December 31, 2013 of $138.68

Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program.

Anti-Hedging Policy

We prohibit our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities.

Compensation Recoupment Policy

In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstance that led to the requirement for the restatement and will take such actions as it deems necessary or appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Regulatory Considerations

The Code contains a provision that limits the tax deductibility of certain compensation paid to our executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options and restricted stock awards are intended to be performance-based and fully deductible. We have adopted policies and practices intended to maximize the deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in reviewing the relative weighting between stock options and restricted shares.

Roper Industries, Inc. 2014 Proxy Statement	35

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Robert D. Johnson, Chairman

Robert E. Knowling, Jr.

Wilbur J. Prezzano

36	Roper Industries, Inc. 2014 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer, and our other executive officers for the fiscal year ended December 31, 2013. In this section, we refer to the individuals in the 2013 Summary Compensation Table as our “named executive officers.”

2013 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Brian D. Jellison	2013	1,200,000	17,283,000	-	2,551,500	-	334,296	21,368,796
Chairman of the Board, President and Chief Executive Officer	2012	1,150,000	14,043,000	-	2,587,500	-	305,205	18,085,705
	2011	1,100,000	11,034,000	-	2,475,000	-	292,446	14,901,446

John Humphrey	2013	750,000	3,456,600	1,088,235	1,063,125	-	170,972	6,528,932
Executive Vice President and Chief Financial Officer	2012	725,000	2,808,600	893,100	1,087,500	-	168,169	5,682,369
	2011	700,000	2,320,200	1,462,356	1,050,000	-	159,496	5,692,052

David B. Liner	2013	440,000	691,320	435,294	415,800	-	96,642	2,079,056
Vice President, General Counsel and Secretary	2012 2011	430,000 415,000	561,720 441,360	357,240 292,471	430,000 415,000	- -	99,022 94,081	1,877,982 1,657,912
Paul J. Soni	2013	400,000	691,320	435,294	302,400	-	86,646	1,915,660
Vice President and Corporate Controller	2012 2011	385,000 365,000	561,720 441,360	357,240 292,471	308,000 292,000	- -	88,829 84,453	1,700,789 1,475,284
(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards granted during the year indicated and calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in the Note 11 to our consolidated financial statements for 2013, which are included in our Annual Report on Form 10-K for the fiscal year ended 2013, filed with the SEC. The named executive officers have no assurance that these amounts will be realized. The restricted stock awards are subject to both time-based and performance-based vesting criteria. The performance-based criteria for awards granted in 2013 are described in the CD&A under “Analysis of 2013 Compensation—Long-Term Stock Incentives,” and the vesting schedule for awards granted in 2013 is set forth in the notes to the 2013 Outstanding Equity Awards at Fiscal Year End Table below.

(3)	The amounts in this column reflect payments made pursuant to our cash incentive bonus program, which is described above in the CD&A under “Analysis of 2013 Compensation—Annual Incentive Bonus.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)

Amounts reported in the “All Other Compensation” column for 2013 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Additional Medical Benefits ($)	Company Contributions to Defined Contribution Plans(a) ($)	Financial Planning ($)
Brian D. Jellison	1,446	24,000	10,030	284,062	14,758
John Humphrey	7,694	24,000	1,465	137,813	-
David B. Liner	2,824	19,000	9,568	65,250	-
Paul J. Soni	7,694	19,000	6,852	53,100	-

(a)	Reflects contributions to the Non-Qualified Retirement Plan and Employee’s Retirement Savings 003 Plan.

Roper Industries, Inc. 2014 Proxy Statement	37

EXECUTIVE COMPENSATION (CONTINUED)

2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2013 to the named executive officers.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Brian D. Jellison	1/17/2013				150,000			17,283,000
		945,000	2,700,000	2,700,000
John Humphrey	1/17/2013				30,000			3,456,600
	1/17/2013					30,000	115.22	1,088,235
		393,750	1,125,000	1,125,000
David B. Liner	1/17/2013				6,000			691,320
	1/17/2013					12,000	115.22	435,294
		154,000	440,000	440,000
Paul J. Soni	1/17/2013				6,000			691,320
	1/17/2013					12,000	115.22	435,294
		112,000	320,000	320,000
(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Analysis of 2013 Compensation—Annual Incentive Bonus.” Amounts paid under this program for 2013 are set forth in the 2013 Summary Compensation Table.

(2)

The performance restricted shares vest ratably on November 30, 2013, 2014, and 2015, subject to the performance criteria described in the CD&A under “Analysis of 2013 Compensation—Long-Term Stock Incentives.” Dividends are paid on unvested restricted shares.

(3)

The stock options vest ratably on January 17, 2014, 2015, and 2016, and expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

38	Roper Industries, Inc. 2014 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2013 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013 for the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Brian D. Jellison	110,000			24.2000	02/25/14
	108,084			52.1900	02/16/17
	440,000			55.2200	02/18/18
								200,000	(5)(8)	27,736,000
John Humphrey	40,000			52.1900	02/16/17
	40,000			55.2200	02/18/18
	20,000			51.1100	01/22/20
	40,000	20,000	(2)	73.5600	01/20/21
	10,000	20,000	(3)	93.6200	01/18/22
		30,000	(4)	115.2200	01/17/23
								40,000	(6)(8)	5,547,200
David B. Liner	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	12,000			51.1100	01/22/20
	8,000	4,000	(2)	73.5600	01/20/21
	4,000	8,000	(3)	93.6200	01/18/22
		12,000	(4)	115.2200	01/17/23
								6,000	(7)(8)	832,080
Paul J. Soni	6,144			22.5550	03/24/14
	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	12,000			51.1100	01/22/20
	8,000	4,000	(2)	73.5600	01/20/21
	4,000	8,000	(3)	93.6200	01/18/22
		12,000	(4)	115.2200	01/17/23
								6,000	(7)(8)	832,080
(1)	Calculated by multiplying $138.68, the closing market price of our common stock on December 31, 2013, by the number of restricted shares that have not vested.

(2)	These stock options were granted on January 20, 2011 with unexercisable shares vesting in January 2014.

(3)	These stock options were granted on January 18, 2012 with unexercisable shares vesting ratably in January of 2014 and 2015.

(4)	These stock options were granted on January 17, 2013 with unexercisable shares vesting ratably in January of 2014, 2015 and 2016.

(5)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	50,000 shares remaining from 150,000 shares granted January 20, 2011 and vesting in 2014;

(II)	50,000 shares remaining from 150,000 shares granted January 18, 2012 and vesting in 2014; and

(III)	100,000 shares remaining from 150,000 shares granted January 17, 2013 and vesting ratably in 2014 and 2015.

Roper Industries, Inc. 2014 Proxy Statement	39

EXECUTIVE COMPENSATION (CONTINUED)

(6)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	10,000 shares remaining from 10,000 shares granted November 16, 2011 and vesting in 2014;

(II)	10,000 shares remaining from 30,000 shares granted January 18, 2012 and vesting in 2014; and

(III)	20,000 shares remaining from 30,000 shares granted on January 17, 2013 and vesting ratably in 2014 and 2015.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	2,000 shares remaining from 6,000 shares granted January 18, 2012 and vesting in 2014; and

(II)	4,000 shares remaining from 6,000 shares granted January 17, 2013 and vesting ratably in 2014 and 2015.

(8)	For restricted stock granted in January 2011, 2012 and 2013, the vesting only occurs if the Compensation Committee certifies the Company’s attainment of related performance goals.

2013 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Brian D. Jellison	-	-	150,000	19,455,000
John Humphrey	6,057	450,853	32,667	4,163,410
David B. Liner	-	-	7,800	989,610
Paul J. Soni	-	-	7,800	989,610

Pension Benefits

None of our named executive officers participate in a Company-sponsored defined-benefit pension plan.

2013 Non-Qualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2013.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	227,250	264,937	177	669,618	145,171
John Humphrey	773,314	118,688	(20,114)	307,747	1,069,374
David B. Liner	52,200	46,125	87,437	-	663,877
Paul J. Soni	42,480	33,975	68,521	-	347,980
(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

40	Roper Industries, Inc. 2014 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below. In no event will excise tax gross-ups be paid in regard to a termination of employment related to a change in control.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison was terminated for cause or if he was to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison was to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison was terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison was terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey and Liner

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current annual base salary and annual bonus earned with respect to the last year before the termination occurred.

Roper Industries, Inc. 2014 Proxy Statement	41

EXECUTIVE COMPENSATION (CONTINUED)

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2013 under the circumstances shown. Scenarios for termination due to involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

	Termination Scenario
Potential Payments Upon Termination or Following a Change-in-Control	By Employee For Good Reason ($)	By Company Without Cause ($)	Following Change-in- Control(1) ($)
Cash payments	4,951,500	4,951,500	7,503,000
Accelerated Equity Awards(2)(3)
2011 Restricted Stock Grant	-	-	6,934,000
2012 Restricted Stock Grant	-	-	6,934,000
2013 Restricted Stock Grant	-	-	13,868,000
Continued Medical Benefits	24,466	24,466	24,466
Total	4,975,966	4,975,966	35,263,466

JOHN HUMPHREY

	Termination Scenario
Potential Payments Upon Termination or Following a Change-in-Control	By Employee For Good Reason ($)	By Company Without Cause ($)	Following Change-in- Control(1) ($)
Cash payments	-	750,000	750,000
Accelerated Equity Awards(2)(3)
2011 Stock Option Grant	-	-	1,302,400
2012 Stock Option Grant	-	-	901,200
2013 Stock Option Grant	-	-	703,800
2011 Restricted Stock Grants	-	-	1,386,800
2012 Restricted Stock Grants	-	-	1,386,800
2013 Restricted Stock Grants	-	-	2,773,600
Continued Medical Benefits	-	17,069	17,069
Total	-	767,069	9,221,669

42	Roper Industries, Inc. 2014 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

DAVID B. LINER

	Termination Scenario
Potential Payments Upon Termination or Following a Change-in-Control	By Employee For Good Reason ($)	By Company Without Cause ($)	Following Change-in- Control(1) ($)
Cash payments	-	855,800	855,800
Accelerated Equity Awards(2)(3)
2011 Stock Option Grant	-	-	260,480
2012 Stock Option Grant	-	-	360,480
2013 Stock Option Grant	-	-	281,520
2012 Restricted Stock Grant	-	-	277,360
2013 Restricted Stock Grant	-	-	554,720
Continued Medical Benefits	-	12,233	12,233
Total	-	868,033	2,602,593

PAUL J. SONI

	Termination Scenario
Potential Payments Upon Termination or Following a Change-in-Control	By Employee For Good Reason ($)	By Company Without Cause ($)	Following Change-in- Control(1) ($)
Cash payments	-	-	-
Accelerated Equity Awards(2)(3)
2011 Stock Option Grant	-	-	260,480
2012 Stock Option Grant	-	-	360,480
2013 Stock Option Grant	-	-	281,520
2012 Restricted Stock Grant	-	-	277,360
2013 Restricted Stock Grant	-	-	554,720
Continued Medical Benefits	-	-	-
Total	-	-	1,734,560
(1)	Assumes employment is terminated involuntarily without cause, or also with respect to Mr. Jellison, he resigns for good reason.

(2)	Based on $138.68 closing price as of December 31, 2013.

(3)

Under the terms of our 2006 Incentive Plan, upon the occurrence of a change in control, (i) outstanding stock options become fully exercisable, (ii) time-based vesting restrictions on outstanding restricted stock awards lapse, and (iii) the target payout opportunities on outstanding performance-based restricted stock awards shall be deemed to have been fully earned (subject to the conditions provided in the 2006 Incentive Plan). For more information, see “Elements of Compensation—Severance Arrangements and Change-in-Control Provisions.”

Roper Industries, Inc. 2014 Proxy Statement	43

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s Independent Certified Public Accountants and the performance of the Company’s internal audit function. The Committee retains the Company’s Independent Certified Public Accountants to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the Independent Certified Public Accountants, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the Independent Certified Public Accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s Vice President of Internal Auditing and periodically meeting with the Vice President of Internal Auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent accounting firm for the fiscal year ended December 31, 2013; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2013; (iii) discussed with PwC the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the Independent Certified Public Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Certified Public Accountants’ communications with the audit committee concerning independence, and has discussed with the Independent Certified Public Accountants its independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

John F. Fort III

Christopher Wright

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or Securities Exchange Act of 1934, as amended, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

44	Roper Industries, Inc. 2014 Proxy Statement

INDEPENDENT PUBLIC ACCOUNTANTS FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2013 and 2012. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2013	FY 2012
Audit Fees(1)	4,346	4,166
Audit-Related Fees(2)	438	487
Tax Fees(3)	843	1,078
All Other Fees	6	6
Total Fees	5,633	5,737
(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Accounting Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

Roper Industries, Inc. 2014 Proxy Statement	45

PROPOSAL 1: ELECTION OF DIRECTORS

The terms of office for Richard Wallman and Christopher Wright expire at this Annual Meeting. Upon recommendation of the Nominating and Governance Committee, our Board of Directors has nominated Messrs. Wallman and Wright to stand for re-election as directors for one-year terms expiring at the 2015 Annual Meeting of Stockholders or when their respective successors are elected and qualified.

If prior to the meeting a director nominee is unable to serve, which the Board of Directors does not anticipate, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board may choose to reduce its size.

Information regarding each of our director nominees is set forth above under the heading “Board of Directors.”

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following director nominees:

Name	Age	Director Since	Independent	Occupation
Richard F. Wallman	63	2007	Yes	Former CFO and SVP, Honeywell International Inc.
Christopher Wright	56	1991	Yes	Chairman, EMAlternatives LLC

46	Roper Industries, Inc. 2014 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns we have delivered to our stockholders. Over the past 10 years, our total return to stockholders was 19.6% compounded annually, compared to 7.4% annually for the S&P 500. Over the past five years, our return was 26.9% annually, compared to 17.9% for the S&P 500.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our stockholders. See the “Proxy Statement Summary” and “Compensation Discussion and Analysis” above for key characteristics of our executive compensation programs.

We are seeking stockholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board of Directors recommends a vote “FOR” the resolution providing an advisory approval of the Company’s compensation of executive officers.

Roper Industries, Inc. 2014 Proxy Statement	47

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2014. Our Board of Directors recommends that the stockholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and to respond to appropriate questions of stockholders in attendance. If this proposal does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2014.

48	Roper Industries, Inc. 2014 Proxy Statement

INFORMATION REGARDING THE 2015 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a matter to be considered at the 2015 Annual Meeting, you must comply with the following procedures:

•

If you intend to submit a proposal to be included in the Proxy Statement for the 2015 Annual Meeting of Stockholders, we must receive your proposal at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 23, 2014. All proposals must comply with the SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s proxy material.

•

If you wish to nominate a director candidate or have other business brought before the 2015 Annual Meeting of Stockholders, you must submit the nomination or proposal between January 21, 2015 and February 20, 2015, in accordance with our By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

(a)	The notice to nominate a person for election as a Company director, notice must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to you; (iii) such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) your name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such stockholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities.

(b)	If you intend to present a matter (other than the nomination of a director candidate) directly at the 2015 Annual Meeting of Stockholders, the notice must include the text of the proposal; a brief statement of the reasons why you favor the proposal; your name and address; the number and class of all shares of each class of Company stock owned of record and beneficially by you (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to the Roper’s securities; and if applicable, any material interest of you and such beneficial owner in the matter proposed (other than as a stockholder).

With respect to matters not included in the Proxy Statement but properly presented at the Annual Meeting of Stockholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises stockholders in the Proxy Statement for the 2015 Annual Meeting of Stockholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the stockholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a Proxy Statement to at least the percentage of our voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the Proxy Statement to at least the percentage of our voting shares required to carry the proposal.

Roper Industries, Inc. 2014 Proxy Statement	49

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjourned Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 22, 2014

50	Roper Industries, Inc. 2014 Proxy Statement

ROPER INDUSTRIES, INC. 6901 PROFESSIONAL PKWY EAST SARASOTA, FL 34240 ATTN: LEGAL DEPT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M68602-P49160	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

ROPER INDUSTRIES, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees:

01) Richard F. Wallman
02) Christopher Wright

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers.			☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company.			☐	☐	☐

4.	To transact any other business properly brought before the meeting.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed and FOR Proposals 2 and 3. If any other matters properly come before the meeting the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 21, 2014:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M68603-P49160

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2014

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them, as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 21, 2014, at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 11:00 a.m. (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE